Exhibit 99

Pall Corporation First Quarter Sales and Orders Increase Over 16%

Port Washington, NY (December 8, 2011) -- Pall Corporation (NYSE:PLL) today reported financial results for the first quarter of fiscal year 2012 which ended on October 31, 2011.

First Quarter Sales and Earnings Overview

First quarter sales were $705.6 million, a 16.5% gain over last year. Sales in local currency ("LC") increased 11.9%. Orders in LC increased 11.0%. Foreign currency translation increased reported sales by 4.6% and orders by 5.2%, respectively.

Diluted earnings per share (“EPS”) were $0.59, compared to $0.61 last year. Pro forma EPS were $0.74 (excluding restructuring and other charges defined as “Discrete Items”). This compares to $0.62 last year, for an increase of 19.4%.

Larry Kingsley, CEO and president, said, “We are encouraged by the strength of orders in the quarter, an indication of continued growth in a mixed environment. Orders in all three global regions grew double digits. Importantly, we saw continued commitment to capital spending with systems orders up over 25% in both businesses, including Europe's growth of systems orders of over 50%.

“We also achieved impressive sales growth with first quarter sales crossing the $700 million mark for the first time. We see our strategic investments in the developing world paying off with sales growth of about 35%. This includes the benefit of our recent acquisition in the Brazilian market. The emerging markets are about 20% of Pall's total sales.

“Earnings growth reflects strong sales performance as well as the benefits of foreign currency translation and the improved tax rate which contributed approximately 5 cents and 3 cents, respectively.

“We are watching global business conditions closely. Substantial progress has been made executing on the cost reduction initiatives assumed in the full year guidance as reflected in the restructuring costs incurred in the quarter. Our current view of the year is consistent with the outlook we provided in September.”

Life Sciences – First Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

			%	% CHANGE IN
Sales:	OCT. 31, 2011	OCT. 31, 2010	CHANGE	LC
BioPharmaceuticals	$196,012	$161,409	21.4	15.8
Medical	104,102	98,542	5.6	2.5
Food & Beverage	56,019	51,629	8.5	3.9
Total Life Sciences segment	$356,133	$311,580	14.3	9.6

Gross profit	$198,883	$169,919
% of sales	55.8	54.5
Segment profit	$88,982	$73,188
% of sales	25.0	23.5

Sales:

Within BioPharmaceuticals, Pharmaceuticals sales increased almost 17% and reflect continued demand for Pall’s consumable products and systems. Continued strength in the Biotech industry is fueling growth in all regions. Sales in Europe, the largest part of the market for Pall, increased 24%. Laboratory sales increased almost 11% with all regions growing.

Medical Blood Filtration sales increased almost 4% driven by new product sales in the Americas. Medical OEM sales also grew approximately 4%. A key driver is increasing use of I.V. filters with drug infusion pumps. This trend began to take shape over a year ago and continues.

Sales in the Americas and Asia were driven up within Food and Beverage by new products and growth in emerging markets. Sales in Europe were down on lower production of beer and wine and the divestiture of a non strategic asset.

Segment Profit:

Gross margin improved 130 basis points to 55.8%. SG&A increased 30 basis points to 27.1% of sales. Segment profit margin improved by 150 basis points to 25.0%. Segment profit was $89.0 million, an increase of 22% compared to a year ago.

Industrial – First Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

			%	% CHANGE IN
Sales:	OCT. 31, 2011	OCT. 31, 2010	CHANGE	LC
Energy & Water	$137,218	$102,393	34.0	29.4
Aeropower	133,700	116,549	14.7	11.3
Microelectronics	78,590	74,955	4.9	(1.8)
Total Industrial segment	$349,508	$293,897	18.9	14.3

Gross profit	$157,373	$138,754
% of sales	45.0	47.2
Segment profit	$48,141	$45,339
% of sales	13.8	15.4

Sales:

Within Energy and Water, sales in Fuels & Chemicals increased approximately 36% with both consumables and capital goods in all regions fueling growth. All sectors of the market contributed while oil & gas, refining and alternative energy experienced robust growth. Power Generation sales increased about 17% driven by strong sales to nuclear power customers and to wind turbine OEMs in Asia. Municipal Water sales increased 29%. This growth was driven by the U.S. where municipalities are continuing to invest in membrane filtration to meet regulations. Sales in Asia were driven up sharply by a large wastewater project in Australia.

Within Aeropower, sales in Aerospace increased 10%. Commercial Aerospace sales increased over 14%. Sales reflect Pall’s strong position on new commercial aircraft and increased aftermarket sales to airlines. Military Aerospace, with its $100 million-plus backlog, grew about 6% in the quarter. Machinery & Equipment sales were up over 12%, with all regions contributing. The mining and mobile OEM sectors were again key growth drivers.

First quarter sales within Microelectronics reflect the decline in semiconductor chip production and weakness in the display market.

Segment Profit:

Gross margin decreased 220 basis points to 45.0% reflecting the mix impact of increased systems sales and the Microelectronics market sales result. SG&A decreased 30 basis points to 29.1% of sales. As a result, Industrial’s segment profit margin decreased to 13.8%. Segment profit increased 6% to $48.1 million.

Conference Call

On Friday, December 9, 2011, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.7 billion for fiscal year 2011, is an S&P 500 company with almost 11,000 employees serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this report contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the first quarter are preliminary until the Company's Form 10-Q is filed with the Securities and Exchange Commission on or before December 12, 2011.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I—Item 1A.—Risk Factors in the 2011 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including: the impact of legislative, regulatory and political developments globally; the impact of the uncertain global economic environment; the extent to which adverse economic conditions may affect our sales volume and results; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; our ability to develop and commercialize new technologies, enforce patents and protect proprietary products and manufacturing techniques; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices; delays or cancellations in shipments; our ability to obtain regulatory approval or market acceptance of new technologies; our ability to successfully complete our business improvement initiatives, which include supply chain enhancements and integrating and upgrading our information systems; the effect of a serious disruption in our information systems; fluctuations in our effective tax rate; volatility in foreign currency exchange rates, interest rates and energy costs and other macroeconomic challenges currently affecting us; increase in costs of manufacturing and operating costs; our ability to achieve and sustain the savings anticipated from cost reduction and gross margin improvement initiatives; our ability to attract and retain management talent; the impact of pricing and other actions by competitors; the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; the effect of the restrictive covenants in our debt facilities; and our ability to successfully complete or integrate any acquisitions. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	OCT. 31, 2011	JUL. 31, 2011
Assets:

Cash and cash equivalents	$475,394	$557,766
Accounts receivable	638,062	646,769
Inventories	456,664	444,842
Other current assets	198,590	159,831
Total current assets	1,768,710	1,809,208

Property, plant and equipment	824,519	794,599
Other assets	639,744	628,609
Total assets	$3,232,973	$3,232,416

Liabilities and Stockholders' Equity:

Short-term debt	$145,460	$215,468
Accounts payable, income taxes and other current liabilities	578,073	574,539
Total current liabilities	723,533	790,007

Long-term debt, net of current portion	494,771	491,954
Deferred taxes and other non-current liabilities	479,619	460,634
Total liabilities	1,697,923	1,742,595

Stockholders' equity	1,535,050	1,489,821
Total liabilities and stockholders' equity	$3,232,973	$3,232,416

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	FIRST QUARTER ENDED
	OCT. 31, 2011	OCT. 31, 2010
Net sales	$705,641	$605,477
Cost of sales	349,385	296,804
Gross profit	356,256	308,673
% of sales	50.5%	51.0%
Selling, general and administrative expenses	213,896	182,298
% of sales	30.3%	30.1%
Research and development	20,938	20,169
Operating profit	121,422	106,206
% of sales	17.2%	17.5%
ROTC (a)	22,984	1,409
Interest expense, net	5,945	7,294
Earnings before income taxes	92,493	97,503
Provision for income taxes	23,038	26,094
Net earnings	$69,455	$71,409

Earnings per share:
Basic	$0.60	$0.61
Diluted	$0.59	$0.61

Average shares outstanding:
Basic	115,824	116,292
Diluted	117,224	117,821

Net earnings as reported	$69,455	$71,409
Discrete items:
ROTC, after pro forma tax effect (a)	17,756	1,054
Pro forma earnings	$87,211	$72,463

Diluted earnings per share as reported	$0.59	$0.61
Discrete items:
ROTC, after pro forma tax effect (a)	0.15	0.01
Pro forma diluted earnings per share	$0.74	$0.62

Pro forma earnings exclude the items below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) ROTC in the quarter ended Oct. 31, 2011 of $22,984 ($17,756 after pro forma tax effect of $5,228) includes expenses related to the Company's cost reduction initiatives, primarily in the Industrial segment and certain employment contract obligations, aggregating $32,592 ($23,905 after pro forma tax effect of $8,687) partly offset by a gain on sale of an investment.

ROTC in the quarter ended Oct. 31, 2010 of $1,409 ($1,054 after pro forma tax effect of $355) primarily includes costs related to the Company's cost reduction initiatives.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2011	OCT. 31, 2010
Net cash provided by operating activities	$78,356	$58,686

Investing activities:

Acquisition of business	(28,000)	-
Capital expenditures	(56,649)	(25,358)
Proceeds from sale of assets	19,837	300
Other	(4,364)	(12,330)
Net cash used by investing activities	(69,176)	(37,388)

Financing activities:

Dividends paid	(20,125)	(36,976)
Notes payable and long-term debt repayments	(70,097)	(16,826)
Purchase of treasury stock	-	(25,000)
Other	10,291	15,277
Net cash used by financing activities	(79,931)	(63,525)

Cash flow for period	(70,751)	(42,227)
Cash and cash equivalents at beginning of year	557,766	498,563
Effect of exchange rate changes on cash	(11,621)	23,041
Cash and cash equivalents at end of period	$475,394	$479,377

Free cash flow:
Net cash provided by operating activities	$78,356	$58,686
Less capital expenditures	56,649	25,358
Free cash flow	$21,707	$33,328

PALL CORPORATION
SUMMARY SEGMENT PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2011	OCT. 31, 2010
Life Sciences
Sales	$356,133	$311,580
Cost of sales	157,250	141,661
Gross profit	198,883	169,919
% of sales	55.8%	54.5%

Selling, general and administrative expenses	96,596	83,474
% of sales	27.1%	26.8%
Research and development	13,305	13,257
Segment profit	$88,982	$73,188
% of sales	25.0%	23.5%

Industrial
Sales	$349,508	$293,897
Cost of sales	192,135	155,143
Gross profit	157,373	138,754
% of sales	45.0%	47.2%

Selling, general and administrative expenses	101,599	86,503
% of sales	29.1%	29.4%
Research and development	7,633	6,912
Segment profit	$48,141	$45,339
% of sales	13.8%	15.4%

CONSOLIDATED:
Segment profit	$137,123	$118,527
Corporate services group	15,701	12,321
Operating Profit	121,422	106,206
ROTC	22,984	1,409
Interest expense, net	5,945	7,294
Earnings before income taxes	$92,493	$97,503

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FIRST QUARTER ENDED	OCT. 31, 2011	OCT. 31, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|--------------Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$196,012	$161,409	21.4	$9,041	15.8
Medical	104,102	98,542	5.6	3,062	2.5
Food & Beverage	56,019	51,629	8.5	2,396	3.9
Total Life Sciences	$356,133	$311,580	14.3	$14,499	9.6

By Region:
Americas*	$124,319	$109,651	13.4	$223	13.2
Europe	167,190	145,388	15.0	9,744	8.3
Asia	64,624	56,541	14.3	4,532	6.3
Total Life Sciences	$356,133	$311,580	14.3	$14,499	9.6

Industrial
By Market:
Energy & Water	$137,218	$102,393	34.0	$4,718	29.4
Aeropower	133,700	116,549	14.7	4,031	11.3
Microelectronics	78,590	74,955	4.9	4,953	(1.8)
Total Industrial	$349,508	$293,897	18.9	$13,702	14.3

By Region:
Americas*	$109,065	$100,468	8.6	$296	8.3
Europe	99,113	81,681	21.3	3,931	16.5
Asia	141,330	111,748	26.5	9,475	18.0
Total Industrial	$349,508	$293,897	18.9	$13,702	14.3

* Formerly Western Hemisphere

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Contact:

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: pat_iannucci@pall.com